Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 1 Year Buffer Securities Linked to the Worst of SLV and GLD Preliminary Terms This summary of terms is not complete and should be read with the preliminary pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings: The iShares ® Silver Trust (ticker: “SLV”) and the SPDR ® Gold Trust (ticker: “GLD”) Pricing date: July 17, 2023 Valuation date: July 17, 2024 Maturity date: July 22, 2024 Return amount: $1,000 п the underlying return of the worst performer п the upside participation rate Upside participation rate: 150.00% Maximum return: 55.00% Final buffer value: For each underlying, 90.00% of its initial underlying value Buffer percentage: 10.00% CUSIP / ISIN: 17291RKZ4 / US17291RKZ46 Initial underlying value: For each underlying, its closing value on the pricing date Final underlying value: For each underlying, its closing value on the valuation date Underlying return: For each underlying, (i) its final underlying value minus initial underlying value, divided by (ii) its initial underlying value Worst performer: The underlying with the lowest underlying return Payment at maturity: • If the final underlying value of the worst performer is greater than its initial underlying value: $1,000 + the return amount, subject to the maximum return at maturity • If the final underlying value of the worst performer is less than or equal to its initial underlying value but greater than or equal to its final buffer value: $1,000 • If the final underlying value of the worst performer is less than its final buffer value: $1,000 + [$1,000 п (the underlying return of the worst performer + the buffer percentage)] If the final underlying value of the worst performer is less than its final buffer value, which means that the worst performer has depreciated from its initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Preliminary pricing supplement: Preliminary Pricing Supplement dated June 29, 2023 Hypothetical Payment at Maturity per Security  The Worst Performing Underlying  The Securities Hypothetical Worst Underlying Return on Valuation Date D 100.00% 75.00% 55.00% 55.00% $1,550.00 $1,550.00 C 36.667% 25.00% 55.00% 37.50% $1,550.00 $1,375.00 5.00% 7.50% $1 ,0 75 .00 0.00% 0.00% $1 ,0 00 .00 B - 5.00% 0.00% $1 ,0 00 .00 - 10.00% 0.00% $1 ,0 00 .00 - 10.01% - 0.01% $ 9 99 . 90 A - 25.00% - 15.00% $ 8 50 . 00 Hypothetical Security Hypothetical Payment Return at Maturity #97036772v2

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may lose a significant portion of your investment. Your payment at maturity will depend on the final underlying value of the worst performer. If the final underlying value of the worst performer is less than its final buffer value, which means that the worst performer has depreciated from its initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage. • Your potential return on the securities is limited to the maximum return at maturity. • The securities do not pay interest. • The securities are subject to heightened risk because they have multiple underlyings. • The return on the securities depends solely on the performance of the worst performer . As a result, the securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly . • You will be subject to risks relating to the relationship between the underlyings. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • You will not receive dividends or have any other rights with respect to the underlyings. • Your payment at maturity depends on the closing value of the worst performer on a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price . For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement . • The value of the securities prior to maturity will fluctuate based on many unpredictable factors . • The securities are subject to risks associated with silver and gold . • There are risks relating to commodities trading on the London Bullion Market Association . • Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 Th e above summary of selected risk s d oe s not describe all of the risk s associated wit h an investment in the securities. You sh o u ld rea d the acc ompanyin g preliminary pricing supplem e n t and pr o duct su p p lement fo r a m or e co m p le t e de s cr i pt i o n o f r i sk s re la t i n g t o t h e secur i t i es. This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. #97036772v2